Exhibit 99.1

PACEL'S DOUBLES THIRD QUARTER GROSS PROFITS


CHARLOTTE, N.C., Nov. 21, 2005 /PRNewswire-FirstCall/ -- PACEL Corp (OTC.BB:
PCCN.OB) PACEL Corp announces the filing of its form 10QSB for the third quarter ending September 30, 2005.

PACEL continues its strategy of penetrating the Human Resource Outsourcing marketplace in an aggressive manner. Management believes that continuing to aggressively pursue small to mid-sized businesses, providing Human Resource (HR) related services in the areas of payroll, benefits administration and risk and safety management, will provide significant and steady revenue to the company.

The company's major investment in new technology became operational, as planned, at the beginning of 2005. The implementation of this system permitted PACEL to reorganize and focus on our future marketplace.

Management continues to make significant improvements in the company's financial health. A major focus has been on reducing the need for outside equity funding and improving the Gross Profit of the company. The need for equity funding significantly decreased during 2005. For the first 9 months of 2005, PACEL, Corp. reduced its outside funding by almost $2,500,000 or 66% from the same period in 2004. Due to this reduction in outside equity funding, financing cost incurred by the company were also significantly reduced. For the first 9 months of 2005, financing costs are approximately 26% of the same time period in 2004. During the same 9 month period PACEL's Gross Profit improved.

Significant increases in Gross Profit occurred during the 3rd quarter. During this period Gross Profit more than doubled over the third quarter of 2004. This combined with a decrease in Operating Expenses during the third quarter results in a significant improvement in PACEL's bottom line.

"Our focus has been to deliver our services at the highest possible quality while reducing our internal costs. Investments in improved systems and management practices are having a positive impact on our financial position." stated Gary Musselman, President of PACEL Corp. "Our belief is these trends will continue and our need to rely on outside financing will diminish."

The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward -looking statements could differ materially from these stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) regulatory and tax developments; (ii) the effectiveness of the Company's sales and marketing efforts; (iii) changes in the competitive environment of the industry; (iv) changes in general economic conditions;(v)changes in the Company's direct costs and operating expenses; (iv) the estimated costs and effectiveness of capital projects and investments in technology and infrastructure. (vii) Management's ability to effectively implement its business strategy. These factors are described in further detail in filing with the Securities and Exchange Commission.